May 27, 1994


Food Lion, Inc.
P.O. Box 1330
Salisbury, NC 28145-1330


Gentlemen:

      We  have  acted  as  counsel to Food Lion,  Inc.,  a  North
Carolina corporation (the "Company"), in connection with the registration of 14,556,962 shares of the Company's Class A non-voting common stock, par value $.50 per share (the "Shares"), issuable upon conversion of $115,000,000 principal amount of the Company's 5% Convertible Subordinated Debentures due 2003 issued by the Company on June 14, 1993 under an Indenture, dated as of June 1, 1993, between the Company and the Chase Manhattan Bank, N.A., as trustee (the "Indenture"), pursuant to the Registration Statement on Form S-3 (Registration No. 33-50037; the
"Registration Statement") filed by the Company under the Securities Act of 1933, as amended.

      In our opinion, the Shares have been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Indenture, the Shares will be validly issued, fully paid and non-assessable.

      We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                         Very truly yours,




                          AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,
                          L.L.P.